CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Electronic Manufacturing Services Group, Inc:

We consent to the incorporation by reference in the Registration Statement related to the J.A. Industries, Inc. 1994 Employee Consultant and Advisor Stock Compensation Plan on Form S-8 of J.A. Industries, Inc. (now known as Electronic Manufacturing Services Group, Inc.) of our report, dated October 3, 1996, with respect to the consolidated balance sheets of Electronic Manufacturing Services Group, Inc. as of August 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended.

Our report dated October 3, 1996, contains an explanatory paragraph which states that the Company has suffered losses from operations which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                    KPMG Peat Marwick LLP

Raleigh, North Carolina
December 13, 1996